Joint Filer Information

Title of Security:	Common Shares
Issuer & Ticker Symbol:	Healthcare Acquisition Partners Corp. (HAQPU)
Designated Filer:	Amaranth LLC
Other Joint Filers:	Amaranth Global Equities Master Fund Limited Amaranth Advisors L.L.C. Nicholas M. Maounis
Addresses:

The principal business office address for Amaranth and Global is c/o Dundee Leeds Management Services (Cayman) Ltd., 2nd Floor, Waterfront Center, 28 N. Church Street, Georgetown, Grand Cayman, British West Indies. The principal business address for Advisors and Maounis is One American Lane, Greenwich, Connecticut 06831.

Signatures:

AMARANTH GLOBAL EQUITIES MASTER FUND LIMITED
by Amaranth Advisors L.L.C., as Trading Advisor

By: /s/ Nicholas M. Maounis
Nicholas M. Maounis, Managing Member

AMARANTH ADVISORS L.L.C.

By: /s/ Nicholas M. Maounis
Nicholas M. Maounis, Managing Member

NICHOLAS M. MAOUNIS

/s/ Nicholas M. Maounis
Nicholas M. Maounis, Managing Member